Exhibit 99.1

Chairman & CEO Letter to Shareholders

16 August 2011

San Diego, California and Sydney, Australia (Tuesday 16 August 2011, AEST) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to provide an update on the Company’s activities in the attached letter from its Chairman and Chief Executive Officer, Mr. Robert Stockman, to its shareholders.

About REVA

REVA is a development stage medical device company incorporated in Delaware, USA, that is focused on the development and eventual commercialisation of its proprietary, bioresorbable stent products. REVA’s lead product, the ReZolve™ stent, combines REVA’s proprietary stent design with a proprietary polymer that is metabolised and cleared from the body. The ReZolve stent is designed to offer full x-ray visibility, clinically relevant sizing and a controlled and safe resorption rate. In addition, by early encapsulation of the stent in the artery tissue coupled with the loss of stent structure over time, the ReZolve stent may reduce the incidence of late forming blood clots, or thrombosis, a rare but serious problem associated with drug-eluting metal stents currently on the market. REVA is in the process of finalising the design of its ReZolve stent and will require regulatory approval before it can begin selling the ReZolve stent.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to regulatory submissions and approvals; our expectations with respect to our clinical trials, including enrolment in or completion of our clinical trials; our expectations with respect to the integrity or capabilities of our intellectual property position; our ability to commercialize our existing products; our ability to develop and commercialize new products; and our estimates regarding our capital requirements and financial performance, including profitability. Management believes that these forward-looking statements are reasonable as and when made. You should not place undue reliance on forward-looking statements because they speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information,

HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777

REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

REVA Medical, Inc. – ASX Announcement	Page 2

future events or otherwise. REVA may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, described in “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on 30 March 2011, as updated in our Quarterly Reports on Form 10-Q filed with the SEC for the periods ended 31 March 2011 and 30 June 2011. We may update our risk factors from time to time in our periodic reports or other current reports filed with the SEC.

Investor Enquiries:	Media Enquiries:

United States:	Kyahn Williamson & Rebecca Wilson
Cheryl Liberatore	Buchan Consulting
REVA Medical, Inc.	+ 61 3 9866 4722
Director, Investor Relations and Marketing
+1 858 966-3045

Australia:
David Allen or Alan Taylor
Inteq Limited
+61 2 9231 3322

HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777

REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

Letter from the Chairman & CEO

16 August 2011

16 August 2011

Dear Shareholder,

I am pleased to provide you with a comprehensive update of our activities since we last communicated. This letter will give you an overview of our manufacturing operations, clinical timing, industry news, and upcoming events.

You will see from this update that there is a good deal of anticipation within the clinical community and within industry with regard to bioresorbable stents. We are witnessing a period where metal stent technology has reached its limits among the major stent manufacturers. Product parity reinforces our confidence that metal stents are commoditizing and that truly unique technology like ours, which is poised to improve health and quality of life, should garner significant clinical acceptance, market adoption, and strategic interest. With our compelling and disruptive technology we are well positioned, upon obtaining regulatory approvals, to take advantage of the large coronary stent market opportunity.

Annual General Meeting Held

We held our first Annual General Meeting (“AGM”) in Sydney on 23 May 2011. As well as providing an opportunity to meet with shareholders and give an update on the Company’s progress, the results of the proxy items voted at this meeting were announced. These items included the re-election of the two Directors whose terms were expiring, ratification of Ernst & Young LLP as the Company’s independent accounting firm, and support for the Company’s executive compensation. While in Sydney, we had the opportunity to present the REVA story at the first Annual Healthcare Conference hosted by Southern Cross Equities (now Bell Potter) to a large and enthusiastic audience.

HEAD OFFICE: 5751 Copley Drive, Suite B, San Diego, CA 92111 • +1 (858) 966-3000 +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Level 6, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9231 3322 • +61 9229 2727 (FAX) • ARBN 146 505 777

REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability.

Letter from the Chairman & CEO, 16 August 2011

Operations Update and Clinical Program

REVA poised to begin pilot clinical study

REVA is singularly focused on preparations for our pilot clinical study. In preclinical studies, we have found that when we deploy our stents and appose the device uniformly against the coronary vessel wall, our outcomes are excellent. We observe sufficient blood flow and see that the vessel remains open over time as the vessel heals; these effects are the intended primary functions for stents. Therefore, it is critical we ensure the safe and effective performance of the technology to drive excellent clinical outcomes.

When we announced in May of this year critical parts shortages from a third party supplier, we projected a three month delay to the start of our pilot study. We remedied the parts shortage; however, the new parts necessitated slight adjustments to the stent design and to the methods we use to compact the stent onto the catheter. We have implemented and are testing these new and subtle design and process changes to ensure that all portions of the stent open to their intended diameter upon balloon deployment so that we see the desired clinical outcome; this implementation is proceeding well as we have perfected even further the device’s performance.

The impact of these final adjustments does have a cost: they must be evaluated and confirmed in various bench and preclinical tests, which take time. It is unlikely we will begin enrolling patients in our pilot clinical study by the end of this calendar quarter as we had hoped, but we feel a trial start is feasible shortly thereafter and before the end of 2011. It is important to note that the improvements we have made to the ReZolve™ stent in the past few months and those that are pending are each intended to ensure the device is reliable and safe. We do not intend to begin any human study until we are satisfied we have met these product goals.

In the meantime we are well advanced in preparing for our clinical trials. We have all the necessary regulatory approvals to start the pilot study in Brazil and Germany and aim to do so pending the satisfactory completion of all tests.

Concurrent with our development work, we have been preparing the clinical sites where patients will be treated. We have identified eleven excellent hospital sites in Brazil and Europe and are now putting these hospitals and investigators under contract. This complement of sites will minimize enrollment time for the pilot study such that the delay we first announced in May should not materially impact either our timeline for CE Mark application in late 2013 or the Company’s total cash needs.

Industry News:

• J&J discontinues manufacture and development of coronary stent products

• Industry research points to anticipation surrounding bioresorbable stents

• Abbott Labs takes bold approach with ABSORB II clinical study

The stent industry continues to evolve rapidly, with the promise of a bioresorbable stent becoming even more apparent. The biggest industry news since our AGM occurred in June, when

Letter from the Chairman & CEO, 16 August 2011

Johnson & Johnson (“J&J”) announced that it would discontinue the manufacture and development of Cordis’ CypherTM stents, as well as cease development of Cordis’ next generation stent, the NevoTM coronary stent, due to continuing product issues Cordis was experiencing with Nevo. These actions by J&J effectively terminated its involvement in the coronary stent sector for the time being, as J&J continues to operate its Cordis division to supply cardiologists and electrophysiologists with interventional products. The exit of one of the world’s premier and largest healthcare companies from the drug-eluting stent business points directly to the value of innovation and the demand placed on all companies for long-term viable pipeline products.

Industry, investor research, and the clinical community continue to focus on the promise of bioresorbable stents. Our primary competitor, Abbott Vascular, recently announced its future clinical trial plans for their bioresorbable stent, ABSORB. While Abbott received CE Mark approval for ABSORB earlier this year, an upcoming European randomized controlled trial called “ABSORB II” will now evaluate safety, efficacy, and performance of ABSORB against Abbott’s market-leading metal drug-eluting stent, XIENCE PRIME. This trial will include a quality of life assessment using exercise tests to directly measure the clinical benefits bioresorbable devices may have versus permanent implanted stents. Abbott’s focus on the potential benefit of broader vascular improvements that dissolving stents may offer is worth noting.

The idea of stenting a vessel only long enough to allow the vessel to heal, then to have the stent disappear and restore the vessel’s ability to move naturally (something vessels are unable to do with permanent metal stents), has always stirred excitement. REVA’s ReZolve bioresorbable coronary stent combines all of these features with the added advantages of full x-ray visibility and clinically relevant sizing, which we believe will be important for successful clinical adoption. We also believe these combined features make the ReZolve stent highly competitive and we have confidence that we can secure our position as a major long-term participant in this multi-billion dollar industry.

Intellectual Property

REVA’s patent estate is substantial and continues to expand

Our patent portfolio continues to be of central importance as we protect our inventions and licensed technology. At the AGM, we announced that we received two new notices of allowance from the U.S. Patent and Trademark Office related to our polymer technology, with allowances of our entire submission including polymer, method, and device claims. Our polymer expertise is of extreme value, as we plan to introduce REVA’s next generation stent in proprietary materials that increase the device’s strength, make it thinner, and provide for faster clearing from the body. Recently, we also received allowance on another patent that covers additional variations of our slide and lock geometry, another unique hallmark of REVA that differentiates how our stent develops such strong hoop strength and limited recoil inside the artery.

Letter from the Chairman & CEO, 16 August 2011

Market Activity

We expect to be presenting at major investment banking healthcare conferences in the fourth quarter, beginning with the UBS Global Life Sciences Conference 19 to 21 September 2011 in New York City as well as the ASX Small/Midcap Investor Conferences that take place in Singapore and Hong Kong, 25 and 27 October 2011, respectively. These presentations should profile REVA well in the lead up to our industry’s major tradeshow and convention, the Transcatheter Cardiovascular Therapeutics (“TCT”) 2011 conference, which takes place in San Francisco 7 to 11 November 2011.

In Summary

Your Board appreciates that delays for a relatively few unanticipated issues can be frustrating for investors but they are seemingly inevitable in an industry where detailed testing and verification are required at every step of the way. Such delays should be considered in the context of the extraordinary opportunity potentially available to REVA should we be successful in the clinic. We appreciate your patience and support; we urge any investor not to hesitate to contact us if we can supply further information.

As announced last week, we will hold a conference call on 17 August 2011 at 9:00 a.m. AEST (or Tuesday August 16, 2011, 7:00 pm US EDT) to discuss the Company’s financial results through 30 June 2011 and the content of this letter. The call may be accessed within Australia by dialing 2 8223 9876 five minutes prior to the scheduled start time. For callers in the United States, please dial 1-877-312-5413. A replay of the conference call will be available on the Company’s website after the call.

Kindest regards,

Robert Stockman

Chairman & Chief Executive Officer